EXHIBIT 10.26

KEVIN BRUEGGEMAN. In regards to the Employment Letter between Kevin Brueggeman and WRC Media Inc., as of July 17, 2003, Mr. Brueggeman’s title is Chief Operating Officer of AGS, with a base salary of $225,000, payable in accordance with AGS’ customary practices, with an annual non-discretionary incentive payout up to 50% of base salary based on successful attainment of financial goals approved by the Board of Directors. Mr. Brueggeman is also eligible, based on his performance, for a discretionary bonus of up to 25% of his base salary. Mr. Brueggeman is entitled to 20 days of paid vacation per year and other benefits to which comparably-situated executives are entitled. Mr. Brueggeman is entitled to severance equal to 12 months of his then current base salary, plus any non-discretionary bonuses earned pro-rated for that portion of the calendar year for which he was employed.

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